Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE:                                                                                                                           Stanley Furniture Company, Inc.
January 28, 2008                                                                                                                            Investor Contact: Douglas I. Payne
                                                                           (276) 627-2157
                                                                             Media Contact: Robin Campbell
                                                                                  (276) 627-2245

STANLEY FURNITURE ANNOUNCES
2007 OPERATING RESULTS

STANLEYTOWN, VA, January 28, 2008/Business Wire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and earnings for 2007. Sales and earnings exceeded management’s guidance range provided in mid-October 2007.

Net Sales of $282.8 million decreased 8.0% compared to 2006. Earnings per share decreased 61% to $.55 compared to $1.41 in 2006.  Fourth quarter sales of $66.8 million decreased 5.4% from the final quarter of 2006. Earnings per share increased 20% to $.48 from $.40 in the fourth quarter of 2006.

Three items had a significant impact on 2007 earnings.  Fourth quarter earnings were favorably impacted from the receipt of funds under the Continued Dumping and Subsidy Offset Act of 2000 (CDSOA) in connection with the case involving wooden bedroom furniture imported from China. Income of $10.4 million, net of legal expenses and related settlement payments, was recorded in the fourth quarter of 2007 from the receipt of CDSOA funds compared to $4.4 million in 2006.  The Company recorded a restructuring charge of $3.6 million in the fourth quarter of 2007 in connection with the previously announced conversion of the Martinsville facility from a manufacturing to a warehousing operation. The Company expects to record an additional charge of about $1.0 million in 2008, with most of the impact occurring in the first half as the conversion process is completed. Lastly, final distribution of assets and termination of the Company’s defined benefit pension plan also occurred during 2007, resulting in a settlement charge to earnings of $6.6 million recorded in the second quarter.  See attached tables for a reconciliation of reported to adjusted operating income, net income, and earnings per share for the fourth quarter and total year 2007 compared to 2006.

Operating income for 2007 was $10.9 million, or 3.9% of net sales, excluding charges for the pension termination and consolidation of manufacturing operations. This compares to operating income of $22.7 million, or 7.4% of net sales, in 2006.  Lower operating income and margins in 2007 compared to 2006 resulted primarily from lower sales and production levels, raw material inflation and increased compensation costs.  These factors are partially offset by cost control initiatives implemented in response to lower sales.

Cash flow from operations and $25 million in proceeds from a private note placement were used to repurchase 639,331 shares of the Company’s common stock for $13.6 million, pay cash dividends of $4.2 million, make scheduled debt payments of $2.9 million, invest $4.0 million in capital improvements and increase cash on hand by $25.4 million during 2007. Working capital, excluding cash and current maturities of long term debt, decreased $7.0 million, or 10.2%, primarily due to a decrease in accounts receivable and inventories reflecting lower sales.  Approximately $19.0 million is currently authorized by the Company’s Board of Directors to repurchase shares of the Company’s common stock.

Business Outlook

“2007 was another challenging year for both the furniture industry and Stanley Furniture”, commented Jeffrey R. Scheffer, President and Chief Executive Officer.  “While the industry-wide slowdown that began in late 2005 showed signs of abating in early 2007, business conditions worsened as the year progressed and we now find ourselves mired in the longest and deepest furniture recession in a generation. Despite the challenging environment, we remain profitable and our financial position remains strong. I am confident we have a mission that differentiates us from the competition, a strategy that provides for profitable growth, and an enthusiastic and engaged management team that is preparing the Company for the eventual upturn in business.  However, the guidance offered below for 2008 assumes that business conditions range from the current demand level to a modestly worse environment” concluded Scheffer.

Management offers the following guidance. This guidance excludes any potential receipt of additional funds under the CDSOA involving tariffs collected by the U.S. government on wooden bedroom furniture imported from China.

Total Year 2008 guidance:

·	Net sales are expected to be in the range of $255 million to $268 million, compared to $282.8 million in 2007.
·	Operating income is expected to be in the range of $9 million to $12 million (excluding a pre-tax charge to earnings of about $1.0 million for the manufacturing consolidation).
·	The Company’s effective tax rate is expected to be in the range of 32.0% to 32.5% in 2008.
·
Earnings per share are expected to be in the range of $.40 to $.60 per share (excluding a charge to earnings of about $.06 for the manufacturing consolidation) compared to $.54 (excluding pension plan termination, restructuring charge and CDSOA funds) for 2007.

First quarter ending March 29, 2008 guidance:

·	Net sales are expected to be in the range of $62 million to $66 million, compared to sales of $75.1 million in the first quarter of 2007.
·	Operating income is expected to be in the range of $2.3 million to $3.0 million (excluding a pre-tax charge to earnings of about $400,000 for the manufacturing consolidation).
·	Earnings per share are expected to be in the range of $.10 to $.15 per share (excluding a restructuring charge of about $.03) compared to $.15 in the year ago quarter.

Other Information

All earnings per share amounts are on a diluted basis.
Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market.  Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, January 29, 2008 at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through February 8, 2007) is (877) 660-6853, the account reference number is 275 and the conference number is 269159.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward-looking statements.  These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include the cyclical nature of the furniture industry, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or other countries from which we source products, international trade policies of the United States and countries from which we source products, business failures or loss of large customers, manufacturing realignment, competition in the furniture industry including competition from lower-cost foreign manufacturers, the inability to obtain sufficient quantities of quality raw materials in a timely manner, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, environmental compliance costs, and extended business interruption at manufacturing facilities.  Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)

	(unaudited)
	Three Months Ended		Twelve Months Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2007	2006	2007	2006

Net sales	$66,836	$70,636	$282,847	$307,547

Cost of sales	59,809	58,104	235,937	242,679

Gross profit	7,027	12,532	46,910	64,868

Selling, general and administrative expenses	9,457	9,692	39,573	42,139
Pension termination charge			6,605

Operating (loss) income	(2,430)	2,840	732	22,729

Income from Continued Dumping and
Subsidy Offset Act, net	10,429	4,419	10,429	4,419
Other income, net	78	45	265	297
Interest income	231	51	556	383
Interest expense	936	523	3,235	2,093
Income before income taxes	7,372	6,832	8,747	25,735

Income taxes	2,405	2,376	2,845	8,954
Net income	$ 4,967	$ 4,456	$ 5,902	$ 16,781

Diluted earnings per share	$ 0.48	$ 0.40	$ 0.55	$ 1.41

Weighted average number of shares	10,381	11,235	10,677	11,924

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
(unaudited)

	Three Months Ended		Twelve Months Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2007	2006	2007	2006

Reconciliation of operating income
as reported to operating income
adjusted:

Operating income (loss) as reported	$(2,430)	$2,840	$732	$22,729
Pension termination charge			6,605
Restructuring charge	3,585		3,585
Operating income as adjusted	$1,155	$2,840	$10,922	$22,729

Percentage of net sales:
Operating income (loss) as reported	(3.6% )	4.0%	0.3%	7.4%
Pension termination charge			2.3
Restructuring charge	5.3		1.3
Operating income as adjusted	1.7%	4.0%	3.9%	7.4%

Reconciliation of net income as
reported to net income adjusted:

Net income (loss) as reported	$4,967	$4,456	$5,902	$16,781
Pension plan termination charge			4,456
Restructuring charge	2,419		2,419
Income form Continued Dumping and Subsidy Offset Act. net	(7,036)	(2,882)	(7,036)	(2,882)
Net income as adjusted	$350	$1,574	$5,741	$13,899

Reconciliation of Earnings per share
(EPS) as reported to Earnings per
share adjusted:

EPS as reported	$0.48	$0.40	$0.55	$1.41
Pension termination charge			0.42
Restructuring charge	0.23		0.23
Income from Continued Dumping and Subsidy Offset Act, net	(0.68)	(0.26)	(0.66)	(0.24)
EPS as adjusted	$0.03	$0.14	$0.54	$1.17

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	Dec 31,	Dec 31,
	2007	2006

Assets
Current assets:
Cash	$ 31,648	$ 6,269
Accounts receivable, net	25,393	32,260
Inventories	58,086	59,364
Prepaid expenses and other current assets	1,767	2,085
Deferred income taxes	3,381	3,928

Total current assets	120,275	103,906

Property, plant and equipment, net	43,898	49,159
Goodwill	9,072	9,072
Other assets	486	541

Total assets	$173,731	$162,678

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$ 1,428	$ 2,857
Accounts payable	16,106	17,789
Accrued expenses	10,889	11,224

Total current liabilities	28,423	31,870

Long-term debt	29,286	5,714
Deferred income taxes	4,824	7,422
Other long-term liabilities	8,347	8,025

Stockholders' equity	102,851	109,647

Total liabilities and stockholders' equity	$173,731	$162,678

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	Dec 31,	Dec 31,
	2007	2006
Cash flows from operating activities:
Cash received from customers	$289,951	$311,726
Cash paid to suppliers and employees	(269,795)	(268,787)
Cash from Continued Dumping and Subsidy Offset Act, net	9,986	4,419
Interest paid, net	(2,359)	(1,651)
Income taxes paid, net	(4,775)	(10,383)
Net cash provided by operating activities	23,008	35,324

Cash flows from investing activities:
Capital expenditures	(3,951)	(4,196)
Other, net	(20)	-
Net cash used by investing activities	(3,971)	(4,196)

Cash flows from financing activities:
Proceeds from senior notes	25,000	-
Repayment of senior notes	(2,857)	(2,857)
Purchase and retirement of common stock	(13,557)	(33,576)
Dividends paid	(4,194)	(3,736)
Proceeds from insurance policy loans	1,386	1,241
Tax benefit from exercise of stock options	32	402
Proceeds from exercise of stock options	532	1,111
Net cash provided (used) by financing activities	6,342	(37,415)

Net increase (decrease) in cash	25,379	(6,287)
Cash at beginning of period	6,269	12,556

Cash at end of period	$31,648	$6,269

Reconciliation of net income to
net cash provided by operating activities:
Net income	$5,902	$16,781
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	5,926	5,837
Pension termination	6,605	-
Restructuring charge	3,203	-
Deferred income taxes	(4,083)	(1,331)
Stock-based compensation	534	327
Tax benefit from exercise of stock options	(32)	(402)
Other	220	23
Changes in working capital	4,645	15,025
Other assets	88	379
Other long-term liabilities	-	(1,315)
Net cash provided by operating activities	$23,008	$35,324